Exhibit 99.1

FOR IMMEDIATE RELEASE

CuraGen Announces Phase II Results on Velafermin for the Prevention of

Oral Mucositis at 2006 BMT Tandem Meetings

- Single dose of velafermin in dose-ranging trial reduces the incidence and duration of oral mucositis -

- Conference call scheduled for 10:00am EST to discuss results and clinical development plan -

BRANFORD, Conn. – February 21, 2006 – CuraGen Corporation (Nasdaq: CRGN) announced today additional results from its Phase II randomized, placebo-controlled clinical trial evaluating a single dose of velafermin for the prevention of oral mucositis (OM) in patients receiving high-dose chemotherapy, with or without total body irradiation (TBI), prior to autologous bone marrow transplantation (BMT) were presented over the weekend at the 2006 BMT Tandem Meetings in Honolulu, Hawaii. CuraGen previously announced the preliminary top-line results from this Phase II study in December 2005.

The Phase II safety and efficacy trial was designed to evaluate a dose dependent reduction in the incidence of OM across three doses of velafermin (0.03 mg/kg, 0.1 mg/kg, and 0.2 mg/kg) compared to placebo. Results showed that 0.03 mg/kg velafermin, the lowest dose evaluated, significantly reduced the incidence (p=0.031) and duration (p=0.037) of severe WHO Grade 3 or 4 OM compared to placebo. The primary analysis, prospectively defined as a dose dependent trend in the reduction of severe OM, did not reach statistical significance. Secondary endpoints quantitatively support the activity of 0.03 mg/kg velafermin with a decrease in the use of antibiotics, pain medications, antiemetics, total parenteral nutrition (TPN), as well as a reduction in febrile neutropenia compared to placebo, suggesting a reduction in the clinical consequences related to OM. Analysis of the safety results indicate that velafermin appears to be safe and well tolerated by patients undergoing autologous BMT.

Results from the trial were reported in an oral presentation entitled, “A Phase II, Randomized, Double-Blind, Placebo-Controlled Trial of the Safety and Efficacy of Velafermin (CG53135-05) Administered Intravenously as a Single Dose for the Prevention of Oral Mucositis in Patients Receiving Autologous Hematopoietic Stem Cell Transplant,” by Michael W. Schuster, M.D., Principal Investigator, Professor of Clinical Medicine in the Division of Hematology/Oncology at the Weill Medical College of Cornell University, and Director of Stem Cell Transplantation at NewYork-Presbyterian Hospital/Weill Cornell Medical Center.

“These results suggest activity for a single dose of velafermin, and we look forward to further exploring the efficacy of this investigational drug for the prevention of OM,” stated Dr. Michael W. Schuster. “Oral mucositis is a severe side effect that frequently occurs as a result of the high-dose chemotherapy administered to patients prior to BMT. Fibroblast growth factors, such as velafermin, represent a new class of drugs that show promise for potentially avoiding or ameliorating OM and avoiding complications associated with this condition, such as pain and infection, and improving patients’ quality of life.”

“We are pleased with the outcome from this dose-ranging study as we believe we have identified an active dose of velafermin with results that show a single dose of this novel therapeutic has the potential to prevent oral mucositis in a broad population of cancer patients undergoing autologous BMT,” stated Timothy M. Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen. “Despite the lower than expected incidence of OM in the placebo group, and its impact on the statistical assumptions that went into this trial, we achieved our goal of identifying an active single dose of velafermin that we now hope to confirm in a second well-controlled Phase II study. We will initiate this new trial in the second quarter and anticipate having the primary OM safety and efficacy data available in the third quarter of 2007.”

Velafermin C-421 Phase II Study Details

The Phase II multi-center, dose-ranging, randomized, double-blind, placebo-controlled study enrolled 212 patients into one of four arms: placebo (51 patients), 0.03 mg/kg velafermin (50 patients), 0.1 mg/kg velafermin (56 patients), and 0.2 mg/kg velafermin (55 patients). Patients received high-dose chemotherapy, with or without TBI, for the treatment of hematologic cancer and were subsequently randomized to receive either a single dose of placebo or velafermin one day after BMT. Inclusion criteria allowed for the enrollment of hematologic cancer patients receiving autologous BMT regardless of the chemotherapy/radiation regimen they were to receive, with no restrictions imposed on the standard of care related to BMT. The primary endpoint for the study was the development of clinically significant Grade 3 or 4 OM scored by the World Health Organization (WHO) Oral Mucositis Scale.

The design of the trial assumed a 60% incidence of developing severe OM in the placebo arm with an absolute effect size for the reduction of OM to be 30% for the highest dose of velafermin evaluated. The primary analysis examined a linear trend in dose across the 0.03 mg/kg, 0.1 mg/kg, and 0.2 mg/kg velafermin arms compared to placebo. A prespecified secondary analysis of each individual dose group versus placebo for incidence of OM was conducted, as well as evaluation of secondary endpoints including duration of OM, duration of fever, use of TPN, use of narcotic pain medications, time to neutrophil engraftment, and the incidence and duration of diarrhea.

A total of 212 patients were randomized to the four arms in the study and included in the intent-to-treat analysis. Patient demographics, including underlying cancer diagnosis and treatment regimen, were similar among the groups. Analysis of this dose-ranging study showed a statistically significant reduction in the incidence and duration of oral mucositis for the 0.03 mg/kg dose group of velafermin compared to placebo. The prespecified primary analysis, which tested for a dose trend of increasing reduction of OM with increased dose of velafermin, did not reach statistical significance. A single dose of velafermin 0.03 mg/kg reduced the incidence of Grade 3 or 4 OM to 18% compared to a placebo incidence of 37% (p=0.031), approximately a 50% relative reduction. The higher doses of velafermin, 0.1 mg/kg and 0.2 mg/kg had an OM incidence of 38% and 36%, respectively, which was not different from placebo. Duration of severe OM for all patients averaged 2.4 days in the placebo group compared to 1.4 days for 0.03 mg/kg velafermin (p=0.037). A similar dose-response supporting the activity of 0.03 mg/kg velafermin was quantitatively noted in secondary efficacy parameters including reductions in the use of pain medications, antiemetics, TPN, and antibiotics, as well as a decreased incidence of febrile neutropenia and bacteremia. Although these changes did not reach statistical significance, they were changes anticipated for an active dose of a growth factor used for the prevention of OM and suggest a reduction in the clinical consequences related to OM. A single dose of 0.03 mg/kg velafermin was well-tolerated by patients in this trial with adverse event rates similar to placebo.

Clinical Development Plan

CuraGen will be initiating a second multi-center, randomized, placebo-controlled Phase II clinical trial (CLN-12) to evaluate the activity of a single dose of 0.03 mg/kg velafermin, compared to placebo, for the prevention of severe (WHO Grade 3 or 4) OM. Approximately 150 patients will be enrolled into each of the 0.03 mg/kg velafermin and placebo arms in the trial. The study will have 90% power to detect a 20% absolute effect size in the reduction of OM assuming a placebo incidence of OM of approximately 40%

and a 20% incidence of OM with velafermin 0.03 mg/kg. In addition to the primary goal of confirming the activity of 0.03 mg/kg velafermin, the study will also include two secondary comparison arms to evaluate the effects of a single dose of 0.01 mg/kg and 0.06 mg/kg velafermin. Approximately 50 patients will be enrolled into each of the secondary arms, which will have 80% power to detect a 30% reduction in OM compared to placebo. Patients receiving autologous BMT for the treatment of multiple myeloma, Hodgkin’s lymphoma, and non-Hodgkin’s lymphoma and receiving one of three common myeloablative regimens will be eligible for enrollment at approximately 30 to 40 sites. The study will evaluate the safety and efficacy of velafermin for the prevention of severe OM through 30 days post-dosing, and follow patients for one-year to evaluate any potential effects of velafermin on the outcome of cancer treatment. Patient dosing is anticipated to begin during the second quarter of 2006. CuraGen anticipates that primary OM efficacy and safety results will be available by the third quarter of 2007, and that one year follow-up data will be available in the third quarter of 2008.

Velafermin Phase I safety results for the treatment of OM

Results of CuraGen’s Phase I safety trial on velafermin for the treatment of OM were also presented at the BMT Tandem Meetings in a separate poster presentation entitled, “A Phase I Safety, Tolerability, Pharmacokinetic and Pharmacodynamic Assessment of Velafermin in Patients with Active Oral Mucositis.” A total of nine cancer patients who developed Grade 1 or 2 OM as a consequence of treatment with chemotherapy were enrolled to receive one of three dose levels of velafermin administered once daily for three consecutive days. The results of the study indicate that velafermin administered to patients with active OM was well-tolerated. The safety information generated in this trial is supportive of future trials of velafermin for the treatment of active OM. The Phase I nature of this study and the small sample size limits the ability to draw any conclusions regarding the potential activity of velafermin for the treatment of OM.

Conference Call Details and Dial-in Information

Date:	Tuesday, February 21, 2006
Time:	10:00 a.m. EST
Dial-in:	(877) 272-5391 (domestic)
(706) 758-4315 (international)
Passcode:	5361736
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 1:00 p.m. EST on Tuesday, February 21, 2006 through Tuesday, March 21, 2006 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 5361736. An archive of the webcast will be available for 30 days at http://www.curagen.com.

Background on Velafermin and OM

Velafermin is a novel fibroblast growth factor discovered by CuraGen that is being investigated for the prevention of oral mucositis, a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. Velafermin appears to promote both epithelial and mesenchymal cell proliferation which is believed to account for its biological activity following a single dose. OM is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking, and is estimated to affect up to 400,000 cancer patients annually in the United States. Furthermore, OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans.

A single dose of velafermin is being investigated in Phase II for the prevention of OM by being administered to patients before the onset of symptoms in order to potentially decrease the incidence and duration of the disease. Animal studies suggest that velafermin may also be effective for the treatment of OM when it is administered after the onset of early signs of OM in order to decrease the duration and progression to severe OM. An effective therapy for OM has the potential to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing CuraGen’s pipeline of products for unmet medical needs. CuraGen is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

Safe Harbor

This press release contains forward-looking statements including statements about CuraGen’s plans to further explore the efficacy of velafermin for the prevention of OM; the promise of fibroblast growth factors for potentially avoiding or ameliorating OM and avoiding complications associated with OM, such as pain and infection, and improving patients’ quality of life; the potential of a single dose of velafermin to prevent OM; CuraGen’s expectations with respect to a Phase II study of velafermin, including the structure of the trial, the schedule for initiating the trial, when data from the trial would be available, enrollment for the trial; the ability of velafermin to be effective for the treatment of OM when it is administered after the onset of early signs of OM; and the potential of an effective therapy for OM to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of the drug development programs of CuraGen will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a genomics-based pharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.